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                                                           OMB APPROVAL
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                                                  OMB Number 3235-0287
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

================================================================================
1. Name and Address of Reporting Person*

   Haines, Kathleen C.
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   (Last) (First) (Middle)

   One Station Place
--------------------------------------------------------------------------------
   (Street)

   Stamford, CT  06902
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   (City) (State)  (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol

   OMI Corporation (OMM)
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


================================================================================
4. Statement for Month/Day/Year

   1/27/03
================================================================================
5. If Amendment, Date of Original (Month/Day/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ]   Director                             [ ]   10% Owner
   [X]   Officer (give title below)           [ ]   Other (specify below)

               Senior Vice President and Chief Financial Officer
================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [X]  Form filed by One Reporting Person
   [ ]  Form filed by More than One Reporting Person

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
--------------------------------------------------------------------------------

1.  Title of        2. Transaction Date     2A. Deemed             3. Transaction Code
    Security           (Month/Day/Year)         Execution             (Instr. 8)
    (Instr. 3)                                  Date, if any
                                                (Month/Day/Year)
                                                                       -------------------
                                                                         Code     V
------------------------------------------------------------------------------------------
(1) Common Stock     1/27/03                                             M
------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      Table I (cont.) -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------

1. Title of         4. Securities Acquired (A)     5. Amount of         6. Ownership Form:    7. Nature of Indirect
   Security            or Disposed of (D)             Securities           Direct (D) or         Beneficial Ownership
   (Instr. 3)          (Instr. 3, 4 and 5)            Beneficially         Indirect (I)          (Instr. 4)
                                                      Owned Follow-        (Instr. 4)
                                                      ing Reported
                                                      Transaction(s)
                                                      (Instr. 3 and
                                                      4)
                    --------------------------
                               (A)
                                or
                    Amount     (D)       Price
---------------------------------------------------------------------------------------------------------------------
(1) Common Stock    5,000      A         3.39         132,185           D
=====================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

1. Title of     2. Conversion     3. Transaction         3A.  Deemed             4. Transaction   5. Number of
   Derivative      or Exercise       Date                     Execution             Code             Derivative
   Security        Price of          (Month/Day/Year)         Date, if any          (Instr. 8)       Securities
   (Instr. 3)      Derivative                                 (Month/Day/Year)                       Acquired (A)
                   Security                                                                          or Disposed
                                                                                                     of (D)
                                                                                                     (Instr. 3, 4
                                                                                                     and 5)
                                                                                 --------------   ----------------
                                                                                   Code     V       (A)      (D)
------------------------------------------------------------------------------------------------------------------
(1) Employee
    Stock Option
    (right to
    buy)        3.39              1/27/03                                          M                         5,000

------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Table II (cont.) -- Derivative Securities Acquired, Disposed of, or Beneficially
     Owned (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

1. Title of     6. Date Exercisable and   7. Title and Amount   8. Price of     9. Number of        10. Ownership     11. Nature of
   Derivative      Expiration Date           of Underlying         Derivative      Derivative           Form of           Indirect
   Security        (Month/Day/Year)          Securities            Security        Securities           Derivative        Beneficial
   (Instr. 3)                                (Instr. 3 and 4)      (Instr. 5)      Beneficially         Securities:       Ownership
                                                                                   Owned Fol-           Direct (D)        (Instr. 4)
                                                                                   lowing               or Indirect
                                                                                   Reported             (I)
                                                                                   Transaction(s)       (Instr. 4)
                                                                                   (Instr. 4)
                                                    Amount or
                   Date      Expiration             Number of
                Exercisable     Date      Title     Shares
------------------------------------------------------------------------------------------------------------------------------------
(1) Employee
    Stock Option
    (right                                Common
    to buy)      6/16/98     1/27/03      Stock     5,000                       108,000             D


====================================================================================================================================

Explanation of Responses:


/s/ Kathleen C. Haines                                           1/28/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.